Exhibit 5.1

October 15, 2015

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Ladies and Gentlemen:

We have acted as counsel to First Data Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to an aggregate of up to (i) 146,223,825 shares of Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”), consisting of (a) up to 105,634,233 shares of Class A Common Stock that may be issued by the Company pursuant to the First Data Corporation 2015 Omnibus Incentive Plan (the “2015 Omnibus Incentive Plan”), (b) up to 6,327,292 shares of Class A Common Stock that may be issued by the Company pursuant to the First Data Corporation 2015 Employee Stock Purchase Plan (the “2015 ESPP”) and (c) up to 34,262,300 shares of Class A Common Stock issuable upon conversion of shares of the Class B Common Stock described below) and (ii) up to 34,262,300 shares of Class B Common Stock that may be issued by the Company pursuant to the 2007 Stock Incentive Plan for Employees of First Data Corporation and its Affiliates (the “2007 Plan” and together with the 2015 Omnibus Incentive Plan and the 2015 ESPP, the “Plans”) (collectively, the “Shares”).

First Data Corporation	October 15, 2015

We have examined the Registration Statement, the Third Amended and Restated Certificate of Incorporation, forms of the share certificates for the Class A Common Stock and the Class B Common Stock and the Plans, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP